Exhibit 10.3

AMENDMENT NO. 3 TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHEPHERD’S FINANCE, LLC

INCREASING THE AUTHORIZED AMOUNT OF

SERIES B CUMULATIVE REDEEMABLE PREFERRED UNITS

In accordance with Section 3.05 and Article IX of the Amended and Restated Limited Liability Company Agreement, dated as of March 29, 2012, as amended (the “Operating Agreement”), of Shepherd’s Finance, LLC (the “Company”), the Operating Agreement is hereby amended by this Amendment No. 3 thereto (this “Amendment”) to increase the authorized amount of Series B Cumulative Redeemable Preferred Units (the “Preferred Units”) to a total of 30 authorized Preferred Units of membership interest in the Company, having the rights, preferences, powers, privileges, restrictions, qualifications, and limitations set forth below. Certain terms used herein are defined in Section 9 of Exhibit I hereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Operating Agreement.

WHEREAS, the Company and Investor’s Mark Acquisitions, LLC (“IMA”) executed that certain Series B Cumulative Redeemable Preferred Unit Purchase Agreement, dated December 31, 2014, pursuant to which the Company agreed to issue, and IMA agreed to purchase, 10 Preferred Units, on the terms set forth therein;

WHEREAS, the Company and IMA executed that certain Series B Cumulative Preferred Unit Purchase Agreement, dated December 28, 2015, pursuant to which the Company agreed to issue, and IMA agreed to purchase, up to an additional aggregate 5 Preferred Units, on the terms set forth therein;

WHEREAS, the Board of Managers of the Company has authorized and the Members hereby agree that an additional 20 Preferred Units of the Company are hereby authorized to be issued to IMA or new investors (“Purchasers”) pursuant to the terms hereof; and

WHEREAS, pursuant to Section 3.05 of the Operating Agreement, the Company is authorizing an additional 20 Preferred Units to the Purchasers, with the rights, powers, privileges, restrictions, qualifications, and limitations as set forth below.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Authorization of Preferred Units

Pursuant to Section 3.05 of the Operating Agreement, the Company hereby agrees to authorize 20 Preferred Units to one or more Purchasers. The Preferred Units will have the rights, powers, privileges, restrictions, qualifications, and limitations specified in Exhibit I hereto.

Section 2. Amendment to Operating Agreement

Pursuant to Section 14.09 of the Operating Agreement, the Members holding at least 60% of the outstanding Voting Units hereby amend the Operating Agreement to set forth the rights, powers, privileges, restrictions, qualifications, and limitations of the Preferred Units, as specified in Exhibit I hereto.

Section 3. Continuation of Operating Agreement

The Operating Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Operating Agreement and this Amendment (including Exhibit I hereto) were contained in one document. Any provisions of the Operating Agreement not amended by this Amendment shall remain in full force and effect as provided in the Operating Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Operating Agreement, the provisions of this Amendment shall control.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to the Operating Agreement as of the 28th day of December, 2015.

The Company:

Shepherd’s Finance, LLC

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach
Title:	Chief Executive Officer

The Members:

Daniel M. Wallach and Joyce S. Wallach

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach

By:	/s/ Joyce S. Wallach
Name:	Joyce S. Wallach

2007 Daniel M. Wallach Legacy Trust

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach
Title:	Trustee

Investor’s Mark Acquisitions, LLC:

By:	/s/ Mark L. Hoskins
Name:	Mark L. Hoskins
Title:	Member

EXHIBIT I

SHEPHERD’S FINANCE, LLC

DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES,
RESTRICTIONS, QUALIFICATIONS, AND LIMITATIONS
OF THE SERIES B CUMULATIVE REDEEMABLE PREFERRED UNITS

The following are the terms of the Series B Cumulative Redeemable Preferred Units (the “Preferred Units”) established pursuant to this Amendment:

(1) Number. The maximum number of authorized Preferred Units shall be 30.

(2) Rank. The Preferred Units will, with respect to distribution rights (to the extent set forth herein) and rights upon liquidation, dissolution, or winding up of the Company, rank: (a) senior to all classes or series of Units not designated as Preferred Units (“Common Units”) and to all equity securities issued by the Company the terms of which provide that such equity securities shall rank junior to such Preferred Units; (b) on a parity with all equity securities issued by the Company other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Company that rank senior to the Preferred Units. The term “equity securities” shall not include convertible debt securities.

(3) Distributions.

(a)       Current Distributions.

(i)          Commencing from and including the applicable date of issuance of Preferred Units (the “Date of Issuance”), current distributions (the “Current Distributions”) on each Preferred Unit shall be payable quarterly, at an annual fixed rate of 10% (the “Pay Rate”), until the redemption of such Preferred Units in accordance with Section 5, as the case may be (each such period a “Current Distribution Period”).

(ii)         Current Distributions on the Preferred Units shall be cumulative from the applicable Date of Issuance at the Pay Rate, and shall be declared and payable quarterly on February 28, May, 31, August 31, and November 30 of each year or, if not a business day, the next succeeding business day, which commenced on May 31, 2015 (each, a “Current Distribution Payment Date”), and will be computed on the basis of a 360-day year and 90 days in the applicable period. Current Distributions will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date by wire transfer pursuant to wire instructions provided by such holders. The record date shall be the last calendar day of the calendar quarter immediately preceding each Current Distribution Payment Date (each, a “Current Distribution Payment Record Date”).

(iii)        Current Distributions on the Preferred Units are payable only as a distribution on income. In the event that the Company has no net income during any given Current Distribution Period, the amount due is rolled forward to the next Current Distribution Period, which may continue only through the fourth quarter distribution of any year (which occurs in the following year), but no further. If on any Current Distribution Payment Date the Company shall not be permitted under Delaware law to pay all or a portion of any such Current Distributions, the Company shall take such action as may be lawfully permitted in order to enable the Company, to the extent permitted by Delaware law, to lawfully to pay such Current Distributions. Accumulated but unpaid Current Distributions, if any, on the Preferred Units, will not accrue interest.

(b)      Distribution Payments. Any Distribution payment made on Preferred Units shall first be credited against the earliest accumulated but unpaid Current Distribution due with respect to such Preferred Units which remains payable. Distributions made in any quarter are based on the Company’s net income from the prior quarter. Taxable income to purchaser for any quarter will be allotted to be equal to the following quarter’s Distribution.

(4) Liquidation Amount.

(a)       Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (referred to herein as a “liquidation”), the holders of the Preferred Units will be entitled to be paid out of the assets of the Company legally available for distribution to its unitholders liquidating distributions, in cash, in the amount of $100,000 per unit multiplied by the number of outstanding Preferred Units (the “Liquidation Amount”), plus an amount equal to any accumulated and unpaid Current Distributions to the date of such liquidation, before any distribution or payment is made to holders of Common Units or any other equity securities of the Company ranking junior to the Preferred Units as to the distribution of assets upon a liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Units will have no right or claim to any of the remaining assets of the Company.

(b)      In the event that, upon any liquidation of the Company, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Units, plus an amount equal to any accumulated and unpaid Current Distributions to the date of such liquidation and the corresponding amounts payable on all other equity securities of the Company ranking on a parity with Preferred Units in the distribution of assets upon a liquidation, then the holders of Preferred Units and all other such equity securities of the Company ranking on a parity with Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per unit to which they would otherwise be respectively entitled.

(c)       The consolidation or merger of the Company with or into any other entity, or the merger of another entity with or into the Company, or a statutory unit exchange by the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall be deemed to constitute a liquidation of the Company.

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(d)       The Liquidation Amount of the outstanding Preferred Units will not be added to the liabilities of the Company for the purpose of determining whether under the Delaware Revised Uniform Limited Liability Company Act a distribution may be made to unitholders of the Company whose preferential rights upon dissolution of the Company are junior to those of holders of Preferred Units. This Section 4(d) shall be without prejudice to the provisions of Sections 3(a) and 4(a) hereof.

(5) Redemption.

(a)       The Company may redeem the Preferred Units, in whole or in part at the option of the Company at any time or from time to time, at a redemption price per unit in cash in an amount equal to (the “Redemption Price”) the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions thereon to the date of redemption. The Preferred Units to be redeemed shall be determined at the sole discretion of the board of managers of the Company.

(b)       Notice of a redemption pursuant to Section 5(a) will be mailed by the Company, postage prepaid, not less than ten (10) nor more than thirty (30) days prior to the redemption date, addressed to the respective holders of the Preferred Units to be redeemed at their respective addresses as they appear on the books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of Preferred Units to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates representing such Preferred Units, if any, are to be surrendered for payment of the Redemption Price; and (v)  that Current Distributions on the Preferred Units to be redeemed will cease to accumulate on such redemption date. If fewer than all the Preferred Units are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Units to be redeemed from each such holder.

(c)        On or after a redemption date, each holder of Preferred Units to be redeemed must present and surrender any certificates, if any, representing the Preferred Units to the Company at the place designated in the notice of redemption and thereupon the Redemption Price of such Preferred Units will be paid to or on the order of the Person whose name appears on such certificates, if any, as the owner thereof by wire transfer pursuant to wire instructions provided by such Person and each surrendered certificate will be canceled. In the event that fewer than all the Preferred Units are to be redeemed, and if a certificate has been issued representing the Preferred Units, a new certificate will be issued representing the unredeemed Preferred Units.

(d)       From and after a redemption date (unless the Company defaults in payment of the Redemption Price), all Current Distributions on the Preferred Units subject to such redemption will cease to accumulate and all rights of the holders thereof, except (i) the right to receive the Redemption Price thereof (including all accumulated and unpaid Current Distributions to the redemption date) and (ii) the right to receive any accumulated Deferred Distributions, will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Company) on the Company’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever other than with respect to the accumulation of Deferred Distributions on such Preferred Units. In the event that the Company defaults in the payment of the Redemption Price for any Preferred Units surrendered for redemption, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that surrendered such Preferred Units, and the Company shall promptly return the surrendered certificates representing such Preferred Units, if any, to such holders (although the failure of the Company to return any such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).

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(e)       Any Preferred Units that have been redeemed shall, after such redemption, have the status of authorized but unissued Units, without designation as to series, until such units are once more designated as part of a particular series.

(f)        The Preferred Units will not have a stated maturity date and will not be subject to any sinking fund.

(6) Covenants of the Company.

(a)       Protective Provisions. The Company hereby covenants and agrees that, for as long as any Preferred Units are outstanding, the Company shall not, and the Company shall cause its respective Subsidiaries not to, undertake or permit any of the following actions, directly or indirectly, without the prior written consent of the holders of record of at least a majority of the Preferred Units then outstanding:

(i)          engage in a Change of Control; or

(ii)         engage in a sale of all or substantially all of such entity’s assets, tender offer for all or substantially all of its Common Units, shares of common stock or other common equity securities, as the case may be, or other similar transaction.

(b)       Investment Company Act. The Company hereby covenants and agrees that, for as long as any Preferred Units are outstanding, the Company shall take such steps as shall be necessary to ensure that neither the Company nor any of its Subsidiaries shall become an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.

(c)       Notices. The Company hereby covenants and agrees that, for as long as any Preferred Units are outstanding, the Company shall give to each holder of Preferred Units written notice, within three (3) days of the Company having actual knowledge thereof, of:

(i)          the issuance by any Governmental Authority of any injunction, order, decision or other restraint or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

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(ii)         the occurrence of an event or series of events relating to or affecting the Company and its Subsidiaries, taken as a whole, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(iii)        the occurrence of a Change of Control.

The written notice provided in connection with any of the foregoing events shall specify the nature of the event prompting such notice and the action (if any) that is proposed to be taken with respect thereto.

(7)  Transfers.

(a)       Pursuant to Section 9.01 of the Operating Agreement, a holder of Preferred Units may not Transfer all or any portion of such holder’s Preferred Units without the express written consent of the Company, in its sole discretion. The provisions of Section 9.02 of the Operating Agreement shall not apply to the Preferred Units.

(8) Power of Attorney. Notwithstanding Section 8.01 of the Operating Agreement, no holder of Preferred Units appoints the board of managers of the Company as its attorney-in-fact, and the board of managers shall not execute any document as attorney-in-fact or otherwise on behalf of the holders of Preferred Units pursuant to the powers set forth in Section 8.01 of the Operating Agreement.

(9) Definitions.

“Change of Control” will be deemed to have occurred with respect to the Company on any date after the Initial Date of Issuance on which Daniel M. Wallach, Joyce Wallach, or the Daniel M. Wallach Legacy Trust fail to own at least 51% of the voting common equity of the Company.

“Common Units” has the meaning set forth in Section 2.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

“Current Distribution Payment Date” has the meaning set forth in Section 3(a)(ii).

“Current Distribution Payment Record Date” has the meaning set forth in Section 3(a)(ii).

“Current Distribution Period” has the meaning set forth in Section 3(a)(i).

“Current Distributions” has the meaning set forth in Section 3(a)(i).

“Date of Issuance” has the meaning set forth in Section 3(a)(i).

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“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including foreign Governmental Authorities.

“Initial Date of Issuance” means December 31, 2014.

“Liquidation” has the meaning set forth in Section 4(a).

“Liquidation Amount” has the meaning set forth in Section 4(a).

“Material Adverse Effect” with respect to any Person means any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, prospects, properties, operating assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that, in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a “Material Adverse Effect”: the failure by the Company to meet independent, third party projections of earnings, revenue or other financial performance measures (provided, that the underlying facts, circumstances, operating results or prospects which cause the Company to fail to meet such projections may be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur);.

“Pay Rate” has the meaning set forth in Section 3(a).

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, or other entity.

“Preferred Units” has the meaning set forth in the opening paragraph of this Amendment.

“Redemption Price” has the meaning set forth in Section 5(a).

“Set apart for payment” means the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of a distribution by the Company, the allocation of funds to be so paid on any series or class of Units.

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